Exhibit 19.1
NCINO, INC.
INSIDER TRADING AND CONFIDENTIALITY POLICY
As adopted by the Board of Directors, effective December 1, 2025

This Policy confirms procedures that employees and directors of nCino, Inc. (“nCino” or the “Company”) must follow.
Introduction
Federal and state securities laws prohibit the purchase or sale of the securities of nCino anywhere in the world by persons who are aware of material, nonpublic information about the Company. These laws also prohibit persons who are aware of such material, nonpublic information from disclosing such information to others who may trade on the basis thereof (i.e., “tipping”). The Board of Directors of the Company (the “Board”) has adopted this policy (this “Policy”) both to support the Company’s obligation to prevent insider trading by all personnel and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. It is important to note that this Policy imposes restrictions that are in addition to, and not in lieu of, any other applicable preclearance and reporting requirements established by the Company. The adoption of this Policy is not intended to discourage ownership of the Company’s securities. This Policy creates a framework for investing in the Company’s securities while safeguarding the Company’s confidential information and helping avoid the severe consequences associated with violations of the insider trading laws. This Policy is subject to modification from time to time as the Company’s Board of Directors deems necessary or advisable.
Persons Subject to this Policy
This Policy applies to the following persons (“Covered Persons”):
•all members of the Board;
•all current employees (and former employees who are aware of material nonpublic information) of the Company (including part-time and temporary employees, consultants and independent contractors)
•any family members of a Covered Person who reside with such Covered Person (including a child away at college), anyone else who lives in such Covered Person’s household, and any family members who do not live in such Covered Person’s household but whose transactions in the Company’s securities are directed by such Covered Person or are subject to a Covered Person’s influence or control (collectively, “Covered Family Members”);
•any entities, including any corporations, partnerships or trusts, that a Covered
Person influences or controls (“Controlled Entities”);
•any person to whom you have disclosed material, nonpublic information; and
•any person acting on your behalf or on behalf of any individual listed above.
You are responsible for the transactions of your Covered Family Members and Controlled Entities, and you should therefore make them aware of the need to confer with you before they trade in the Company’s securities. You should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities, including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue, including convertible securities and warrants, debt securities such as debentures, bonds and notes, as well as derivative securities that are not issued by the Company, such as exchange traded put or call options and swaps relating to the Company’s securities.
The Consequences of Noncompliance

Violations of Law. Covered Persons who engage in transactions in the Company’s securities in violation of this Policy or applicable law may be subject to the following penalties under U.S. law:
•Disgorgement of profits;
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit); and
•A prison sentence of up to 20 years. A person who passes along, or “tips,” information to a person who then trades (a “tippee”), is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading.

Company-Imposed Sanctions. The failure of a Covered Person to comply with this Policy may subject such Covered Person to sanctions by the Company, up to and including termination, whether or not the failure to comply results in a violation of applicable law.

Policy on Insider Trading
It is the policy of the Company, that unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan, no Covered Person who is aware of material, nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
•buy or sell securities of the Company (including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue), other than as expressly exempted by this Policy, or engage in any other action to take personal advantage of the material, nonpublic information;
•recommend the purchase or sale of Company securities;
•give “tips” constituting material, nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company securities;
•disclose such material, nonpublic information to persons within the Company whose jobs do not require them to have that information, or to others outside the Company (including family and friends), unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of information; or
•assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material, nonpublic information about another company (such as an issuer of securities included in the Company’s portfolio, clients or vendors of the Company, or a company with which the Company may be negotiating a major transaction such as an acquisition, investment or sale) may trade in that other company’s securities or tip the information.to others until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.
Unless you have been provided guidance to the contrary from the Chief Legal Officer, you may not trade in the Company’s securities while you are aware of material, nonpublic information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.
Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure or because they are small transactions) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and in any event even the appearance of an improper transaction must be avoided in order to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
Definition of Material, Nonpublic Information
Material, nonpublic information has two important elements: (i) materiality, and (ii) public availability, each of which is discussed separately below.
“Material”: There is no bright-line rule on what constitutes “material” information. However, generally “material” information means information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold nCino stock. Any information that could reasonably be expected to affect the Company’s stock price should also be considered material. Some examples of information that ordinarily would be regarded as material are:
•financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity;
•projections of future earnings or losses or other earnings guidance;
•changes in previously released earnings estimates or guidance;
•earnings that are inconsistent with the consensus expectations of the investment community;
•stock splits or other transactions relating to Company securities;
•a pending or proposed merger, acquisition or tender offer, or an acquisition or disposition of significant assets;
•major transactions with other companies or entities, such as joint ventures or licensing agreements;
•a change in dividend policy or an offering of additional securities;
•sales or purchases by the Company of Company securities;
•bank borrowings or other financing transactions out of the ordinary course;
•a change in executive officers or Board of the Company;
•a significant cybersecurity breach;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•gain or loss of a major customer or supplier;
•the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results;
•pending or threatened significant litigation, or the resolution thereof; and
•impending bankruptcy or severe liquidity problems; and
•an accounting restatement or announcement that nCino’s previously issued financial statements may not be relied upon.
Note that this list is merely illustrative and not exhaustive.
“Public” Information is considered to be available to the public only after it has been widely disseminated to the marketplace (e.g., by press release, webcast conference or a filing with the SEC). By contrast, information would likely not be considered widely disseminated to the marketplace (i.e., “nonpublic”) if it is available only to the Company employees, or if it is available only to a select group of analysts, brokers and institutional investors. Once information has been widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. To avoid the appearance of impropriety, and as a general rule, information should not be considered fully absorbed by the marketplace until after the second full Trading Day after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, nonpublic information. Under SEC rules, except in limited circumstances, the prohibition against trading while in possession of material, nonpublic information is true regardless of whether the information is “used” or otherwise relied upon in making the decision to trade.
For the purposes of this Policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading. For example, if nCino issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in nCino stock until Thursday. If nCino issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq Stock Market is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in nCino stock until Tuesday.
Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense against a claim of insider trading if trades are made pursuant to a written plan that was adopted in good faith at a time when the individual was not aware of material nonpublic information. All individuals entering into a Rule 10b5-1 trading plan must act in good faith in respect to that plan. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan adopted in good faith provided that, without limitation (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under this Policy, (iii) employees and directors include a representation in their Rule 10b5-1 plans that at the time of adoption or modification of the plan they are not aware of any material nonpublic information and are adopting the plan in good faith and (iv) adoption of the plan is approved in writing by the Company’s Chief Legal Officer. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s Chief Legal Officer within one business day of such modification or termination.
Following the adoption or modification of a Rule 10b5-1 plan, the first trade may not take place until after the expiration of the applicable cooling off period: (1) for nCino executive officers and directors, the later of (i) 90 days after adoption of the plan or (ii) two business days following disclosure of nCino’s financial results in a Form 10-Q or 10-K for the completed fiscal period in which the plan was adopted, and (2) for all other employees with 10b5-1 plans, 30 days after adoption of the plan.
Only one active plan is permitted, unless an exception is approved in advance by the Company’s Chief Legal Officer, after evaluating whether any such additional plan would be permitted under Rule 10b5-1. In addition, only one single-trade plan is permitted within any consecutive 12-month period.
Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Company’s Chief Legal Officer. Such trades are subject to any applicable reporting requirements of Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and you are responsible for ensuring that any required filings are timely made.
Pre-clearance Group
The pre-clearance procedures described in this Policy apply to (the “Pre-clearance Group”):
•members of the Board;
•executive officers of the Company;
•those individuals that the Company has notified in writing to be a member of the Pre-clearance Group, and
•the Covered Family Members of each of the persons described above.

Pre-clearance Procedures. The Pre-clearance Group may not engage in any transaction involving Company securities (including a stock plan transaction and gifts) at any time without first obtaining pre-clearance of the transaction in accordance with the pre-clearances procedures set forth in this Policy. Requests for pre-clearance by members of the Pre-clearance Group (including requests on behalf of their respective Covered Family Members) must be made to preclearance@ncino.com and should be submitted at least two (2) business days in advance of the proposed transaction. The fact that a particular transaction has been approved by the Company does not indicate that such transaction complies with the federal securities laws and will not insulate the person engaging in the transaction from liability if it in fact the transaction violates such laws. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Company and should not inform any other person of the restriction.

Executive officers and directors must submit to the Company’s Chief Legal Officer a copy of any trade order or confirmation relating to the purchase or sale of nCino securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as nCino’s.

Post-Termination Transactions. If you are a member of the Pre-clearance Group and you aware of material, nonpublic information when you terminate service with the Company, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company securities upon the expiration of any blackout period that is applicable at the time of a Pre-clearance Group member’s (excluding officers and directors) termination of service.

Permitted Trading Periods for Preclearance Group. Preclearance Group members may only trade nCino securities during the period commencing one full Trading Day following a release of quarterly results, and ending on the first Trading Day that is fifteen days prior to the end of the subsequent quarter.
Notwithstanding the foregoing, as mentioned above, no trade of nCino securities may be made during these periods if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.
From time to time, the Company may impose event-specific special blackout periods during which some or all Preclearance Group members are prohibited from trading in nCino securities. The existence of an event-specific special blackout period should itself be treated as material, nonpublic information.
The trading restrictions set forth in this section do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.
Hedging Transactions
Hedging transactions may insulate you from upside or downside price movement in nCino stock which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, no Covered Person may enter into hedging or monetization transactions or similar arrangements with respect to nCino stock, including the purchase or sale of puts or calls or the use of any other derivative instruments.
Margin Accounts and Pledging
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this risk, no Covered Person may hold Company securities in a margin account nor pledge Company securities as collateral for a loan.

Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.
Transactions under Company Sponsored Plans
This Policy applies to certain discretionary transactions effected through plans sponsored by the Company (such as a 401(k) plan, incentive plan or employee stock purchase plan (“ESPP”)) (collectively, “Company Sponsored Plans”) and other certain elections related to participation in Company Sponsored Plans involving Company securities, as further described below:
•401(k) Plans: To the extent that your 401(k) plan contains an election to invest in Company securities, this Policy applies to (i) an election to enroll in an automatic investment in Company securities; (ii) sales of Company securities from your 401(k) plan; (iii) changes to the percentage of your periodic contributions that will be allocated to Company securities; (iv) an election to make an intra-plan transfer involving Company securities; (v) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company securities; and (vi) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to purchase Company securities. For the sake of clarity, this Policy does not apply to purchases of Company securities in the Company’s
401(k) plan resulting from previously elected, automatic contributions of money to the 401(k) plan on a periodic basis.
•Incentive Plans: This Policy applies to any market sale of Company securities acquired through a Company incentive plan.
•ESPPs: This Policy applies to (i) the initial election to participate in an enrollment period or for the participation amount, (ii) any subsequent changes to such election to participate in an enrollment period or for the participation amount and (iii) market sales of Company securities acquired under the ESPP.]3
Confidentiality
Unauthorized disclosure of internal information about nCino could create significant problems for nCino and for you. These problems may arise whether or not the disclosure was made for the purpose of facilitating improper trading in nCino securities. Therefore, Covered Persons should not discuss internal matters or developments with anyone outside of nCino, except as required in the performance of regular job requirements.

This prohibition applies specifically (but not exclusively) to inquiries about nCino which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. It is important that all such communications on behalf of nCino be made in accordance with the procedures set forth in our Statement of Regulation FD Policy Regarding the Disclosure of Company Information. Unless

you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.
Consequences of Violation
Pre-clearance does not relieve you of your responsibility to avoid improper trading. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Actions taken by the Company, its compliance officers and other members of the legal department do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

* * *
THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER OR CHIEF LEGAL OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT
The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

Signature	Date

Name (Please Print)